2020 Form of Award Agreement

P E R F O R M A N C E - B A S E D
R E S T R I C T E D S T O C K U N I T A W A R D C E R T I F I C A T E

Non-transferable

G R A N T T O

___________________________
(“Grantee”)

by FB Financial Corporation (the “Company”) of

________ restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

The Units are granted pursuant to and subject to the provisions of the FB Financial Corporation 2016 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units and signing below, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The target number of Units subject to this award is _____ (the “Target Award”).

IN WITNESS WHEREOF, FB Financial Corporation, acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

FB FINANCIAL CORPORATION By: Its:	GRANTEE [NAME]

Grant Date:

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TERMS AND CONDITIONS
1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. For purposes of this Award Certificate, “Company” shall be deemed to include the Company and FirstBank, the

Company’s wholly-owned bank subsidiary. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Award Certificate:
(a)“CIC Qualifying Termination” means Grantee’s termination of Continuous Service without Cause or Grantee’s resignation for Good Reason, in each case within two (2) years following a Change in Control.
(b)“Selected Group” shall be defined on Exhibit A.
(c)“Competitive Services” means engaging in the business of commercial and mortgage banking, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits and otherwise engaging in the business of banking, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of or during the two years immediately prior to the Termination Date.
(d)“Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) is disclosed to Grantee or of which Grantee becomes aware because of Grantee’s employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by Tennessee Uniform Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.
(e) “Determination Date” means the date of the Committee’s determination of the Performance Factor and approval of the Earned Award, which shall be any date between January 1 and March 15 of the year immediately following the year in which the Performance Period concludes.
(f)“Earned Award” means the number of Units equal to the Target Award multiplied by the Performance Factor (rounded down to the nearest whole share), as determined by the Committee.
(g)“Material Contact” means contact between Grantee and a customer or potential customer of Company (i) with whom or which Grantee has or had dealings on behalf of Company; (ii) whose dealings with Company are or were coordinated or supervised by Grantee; (iii) about whom Grantee obtains Confidential Information in the ordinary course of business as a result of Grantee’s employment with the Company; or (iv) who receives products or services of Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Grantee within the two years prior to Grantee’s Termination Date.
(h)“Performance Factor” means the percentage, from 0% to 200%, that shall be applied to the Target Award to determine the number of Units earned, as more fully described in Exhibit A hereto.
(i)“Performance Objective” shall be defined on Exhibit A.
(j)“Performance Period” shall be defined on Exhibit A.
(k)“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.
(l)“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant.
(m)“Protected Customer” means any Person to whom Company has sold its products or services or actively solicited to sell its products or services, and with whom Grantee has had Material Contact during his employment with the Company.
(n)“Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Grantee, or by others working with Grantee or under the direction of Grantee, during the period of Grantee’s employment, or conceived, produced or used or intended for use by or on behalf of the Company or its customers.

(o)“Qualifying Termination” means Grantee’s termination of Continuous Service by reason of Grantee’s death or Disability.
(p) “Restricted Period” means a period of 12 months following the Termination Date.
(q) “Restrictive Covenants” means the restrictive covenants contained in Section 17(a) through 17(e) hereof.
(r)“Target Award” means the number of Units granted pursuant to this Award Certificate, as indicated on the cover page hereof.
(s)“Termination Date” means the date of termination of Grantee’s Continuous Service.
(t)“Vesting Date” shall have the meaning set forth in Section 2 hereof.
2.    Vesting. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units shall be earned in whole, in part, or not at all, as provided on Exhibit A attached hereto. Any Units that fail to vest in accordance with the terms of this Award Certificate shall be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.
3.    Conversion to Stock. The Earned Award shall be converted to shares of Stock on the Determination Date, provided Grantee remains in Continuous Service through the last day of the Performance Period. The shares of Stock shall be registered in the name of Grantee as of the Vesting Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Vesting Date, but no later than sixty (60) days following the Vesting Date.
4.    Termination of Employment; Change in Control.
(a)If Grantee’s Continuous Service terminates for any reason prior to the last day of the Performance Period other than as provided herein, then Grantee shall forfeit Grantee’s outstanding Units as of the date of such termination without further consideration or any act or action by Grantee.
(b)If Grantee’s Continuous Service is terminated for Cause at any time prior to the Determination Date, then Grantee shall forfeit Grantee’s outstanding Units without further consideration or any act or action by Grantee.
(c)If Grantee has a Qualifying Termination prior to the last day of the Performance Period, then, as of the date of such Qualifying Termination, a pro rata portion of the Target Award shall vest and convert to shares of Stock (with such pro rata portion determined by multiplying the Target Award by a fraction, the numerator of which shall be the number of months elapsed in the Performance Period prior to Grantee’s Qualifying Termination, and the denominator shall be 36).
(d)If there is a Change in Control prior to the last day of the Performance Period, and the Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then, as of the date of the Change in Control, a pro rata portion of the Target Award shall vest and convert to shares of Stock (with such pro rata portion determined by multiplying the Target Award by a fraction, the numerator of which shall be the number of months elapsed in the Performance Period prior to the Change in Control, and the denominator shall be 36).
(e)If there is a Change in Control prior to the last day of the Performance Period, and the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Committee or the Board, then, as of the date of a CIC Qualifying Termination, a pro rata portion of the Target Award shall vest and convert to shares of Stock (with such pro rata portion determined by multiplying the Target Award by a fraction, the numerator of which shall be the number of months elapsed in the Performance Period prior to Grantee’s CIC Qualifying Termination, and the denominator shall be 36.
5.    Dividend Rights; Voting Rights.
(a)The Units are not entitled to any dividends or dividend equivalent rights.
(b)Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee shall obtain full voting rights and other rights as a shareholder of the Company.
6.    No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to the Company.
7.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of Grantee to any other party. The Units are not assignable or transferable by Grantee other than by shall or the laws of descent and distribution.
8.    Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units shall not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.    Payment of Taxes. The Company has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Units. The withholding requirement shall be satisfied by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes.
10.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.
11.    Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.
12.     Severability. If any provision or portion of this Award Certificate shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Award Certificate. Upon such determination that any term or other provision is illegal, invalid, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Award Certificate so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.
13.     Non‑Waiver of Rights and Breaches. No failure or delay of any party hereto in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party, whether similar or dissimilar in nature.
14.     Interpretation. The headings contained in this Award Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Certificate. The language in all parts of this Award Certificate shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Award Certificate, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.
15.    Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, TN 37201; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee shall be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
16.    Clawback. The Units shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.
17.    Restrictive Covenants.
(a)    Restriction on Disclosure and Use of Confidential Information. Grantee agrees that Grantee shall not, directly or indirectly, use any Confidential Information on Grantee’s own behalf or on behalf of any Person other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Grantee further agrees to fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The Company and Grantee acknowledge and agree that this Award Certificate is not intended to, and does not, alter either the Company’s rights or Grantee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Grantee shall not be restricted from disclosing information that is required to be disclosed by law, court order, or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Grantee. Grantee understands and acknowledges that nothing in this section limits Grantee’s ability to report possible violations of federal, state, or local law or regulation to any governmental agency or entity; to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Grantee, on Grantee’s behalf, or by any other individual; or to make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Grantee has made such reports or disclosures. In addition, and anything herein to the contrary notwithstanding, Grantee is hereby given notice that Grantee shall not be criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(b)    Non-Solicitation of Protected Customers. Grantee agrees that, during the Restricted Period, Grantee shall not, without the prior written consent of the Company, directly or indirectly, on Grantee’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.
(c)    Non-Recruitment of Employees and Independent Contractors. Grantee agrees that during the Restricted Period, Grantee shall not, without the prior written consent of the Company, directly or indirectly, whether on Grantee’s own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee or independent contractor of the Company to terminate an employment or other relationship with the Company or to enter into employment or any other kind of business relationship with Grantee or any other Person.
(d)    Proprietary Rights.
i.    Grantee agrees that any and all Confidential Information and Protected Works are the sole property of the Company, and that no compensation in addition to Grantee’s compensation hereunder is due to Grantee for development or transfer of such Protected Works. Grantee agrees that Grantee shall promptly disclose in writing to the Company the existence of any Protected Works. Grantee hereby assigns and agrees to assign all of Grantee’s rights, title, and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. Grantee shall not be entitled to use Protected Works for Grantee’s own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. Grantee further agrees that Grantee shall communicate to the Company any facts known to Grantee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. Grantee agrees that Grantee shall not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. Grantee agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by Grantee without the express written consent of the Company.
Anything herein to the contrary notwithstanding, Grantee shall not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on Grantee’s own time, unless (A) the invention relates (1) directly to the business of the Company, or (2) to the Company’s actual or demonstrably anticipated research or development; or (B) the invention results from any work performed by Grantee for the Company. Grantee likewise shall not be obligated to assign to the Company any Protected Work that is conceived by Grantee after Grantee leaves the employ of the Company, except that Grantee is so obligated if the same relates to or is based on Confidential Information to which Grantee had access by virtue of employment with the Company. Similarly, Grantee shall not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to Grantee’s employment with the Company, regardless of whether such Protected Work relates to or would be useful in the business of the Company. Grantee acknowledges and agrees that there are no Protected Works conceived and reduced to practice by Grantee prior to his employment with the Company.
ii.    Grantee acknowledges and agrees that there is no other contract or duty on the part of Grantee now in existence to assign Protected Works to anyone other than the Company.
iii.    The Company and Grantee acknowledge that in the course of Grantee’s employment with the Company, Grantee may from time to time create for Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork, or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Grantee, and Grantee shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.
(e)    Return of Materials. Grantee agrees to not retain or destroy (except as set forth below), and to immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is the possession of Grantee or subject to Grantee’s control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that Grantee received from or through his employment with the Company. Grantee shall not make, distribute, or retain copies of any such information or property. To the extent that Grantee has electronic files or information in his/her possession or control that belong to the Company, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, Grantee shall (i) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-the Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.
(f)    Enforcement of Restrictive Covenants.
i.    The Company and Grantee specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants shall be inadequate, and that in the event Grantee breaches any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Grantee from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Grantee understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the Restricted Period shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Period. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company and Grantee understand and agree that, if the Company and Grantee become involved in legal action regarding the enforcement of the Restrictive Covenants, the prevailing party or parties in such legal action shall be entitled, in addition to any other remedy, to recover reasonable costs and attorneys’ fees incurred in enforcing or defending action with respect to such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Grantee shall not be impaired in any way by the existence of a claim or cause of action on the part of Grantee based on, or arising out of, this Award Certificate or any other event or transaction.
ii.    Grantee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The Company and Grantee agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants, or any other provision of this Section 17, be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Award Certificate or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Award Certificate shall be valid and enforceable.
(g)    [intentionally omitted]
18.    Applicable Law; Forum Selection; Consent to Jurisdiction. The Company and Grantee agree that this Award Certificate shall be governed by and construed and interpreted in accordance with the laws of the State of Tennessee without giving effect to its conflicts of law principles. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the Chancery Court of Davidson County, Tennessee. With respect to any such court action, Grantee hereby irrevocably submits to the personal jurisdiction of such courts. The parties hereto further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
19.     Survival. Unless otherwise provided herein, the provisions of Section 11, 12, 13, 14, 17, 18 and 19 hereof shall survive the termination of Grantee’s Continuous Service or termination of the Units or this Award Certificate and shall cease to survive upon the end of the Restricted Period.
Exhibit A

Defined Terms

Performance Objective:	Company Core Return on Average Tangible Common Equity (ROATCE) compared to Selected Group ROATCE
Company ROATCE:	Calculated by dividing the Company’s Core Net Income by the Company’s Average Tangible Common Equity.
Selected Group ROATCE:	For each member of the Selected Group, calculated by dividing the such company’s Core Net Income by such company’s Average Tangible Common Equity.
Core Net Income:
Calculated based on the applicable company’s net income adjusted for realized gains or losses on securities, merger expenses, other nonrecurring items as defined by SP Global Markets, and amortization of intangibles and goodwill impairment for each of the three years in the Performance Period.

Average Tangible Common Equity:
Means the average tangible common equity as reported by SP Global Markets (i.e., the average daily balance of total shareholders’ equity less the average daily balance of the carrying value of goodwill and intangibles for each annual period).

Performance Period:	January 1, 2020 - December 31, 2022
Selected Group:
All public, exchange-traded peer Southeastern banks, ranging in size from $2.5 to $50 billion in assets, that are existing on the last day of the Performance Period (i.e. December 31, 2022). The group shall be approved and certified by the Committee on the Determination Date.

Performance Matrix
Company ROATCE Relative to SELECTED Group ROATCE

Degree of Performance Attainment	Company ROATCE Relative to Selected Group ROATCE	Performance Factor
Maximum	≥ 75th Percentile	200%
Target	≥ 50th Percentile	100%
Threshold	≥ 25th Percentile	25%
Less than Threshold	< 25th Percentile	0